Exhibit 99.1

CyberOptics Reports Second Quarter Sales and Earnings

Pending Orders of Approximately $3.0 Million for 3D MRS-Enabled AOI Systems

Currently Expected to Ship During Second Half

Minneapolis, MN—July 27, 2017—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2017 ended June 30.

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•	Sales for the second quarter of 2017 totaled $16.4 million, down from $18.6 million in the year-earlier quarter but up 38% from $11.9 million in the first quarter of 2017.

•	CyberOptics reported earnings for the second quarter of 2017 of $1.1 million or $0.15 per share, compared to $2.0 million or $0.29 per share in the second quarter of 2016. Current quarter earnings marked a significant improvement from the net loss of $214,000 or $0.03 per share in the first quarter of 2017.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are encouraged by the substantial progress of our sales and earnings on a quarterly sequential basis. Solidly higher sales of 3D MRS-enabled inspection systems and sensors generated a significant portion of our robust sequential growth, reinforcing our conviction that CyberOptics is making strong headway in the rapidly growing 3D inspection marketplace. Reflecting this belief, we have developed a robust pipeline of opportunities for large projects involving multiple 3D MRS-enabled SQ3000 systems. We also are optimistic about the outlook for our 3D MRS-enabled sensors, family of WaferSense/ ReticleSense products and gradually growing sales of the CyberGage360 3D Scanning System.”

3D MRS-enabled SQ3000 inspection systems accounted for the majority of CyberOptics’ second quarter systems sales growth, both year-over-year and sequentially. SQ3000 sales also drove a growing volume of solder paste inspection system sales. The steadily growing acceptance of the SQ3000 is being generated by the competitive advantages of CyberOptics’ disruptive 3D MRS technology platform, which is enabling the company to capitalize upon strong worldwide demand for high-precision inspection.

Sales of 3D MRS-enabled sensors reached a record high in this year’s second quarter. The third quarter and full-year outlook for these sensors is also promising. Sales generated by CyberOptics’ long-term supply agreement with KLA-Tencor are expected to continue growing as the company’s 3D sensors are now standard on KLA-Tencor’s back-end semiconductor inspection systems utilizing 3D optical inspection.

CyberOptics made further progress during the second quarter with its initiative to apply MRS-enabled sensor technology to mid-end and front-end semiconductor inspection. MRS technology is now able to inspect cracks and other defects down to 30 microns in wafer dies. This mid-end inspection capability is currently being demonstrated to semiconductor manufacturers, making the company believe significant orders are possible in 2018. It is anticipated that MRS sensor technology will be applicable to front-end semiconductor inspection within the next several years.

Second quarter sales of semiconductor products, primarily the WaferSense/ReticleSense product line, were particularly robust in comparison to this year’s first quarter. In response to ongoing input from semiconductor manufacturers, CyberOptics is developing additional product offerings for new applications in semiconductor fabs and flat panel display manufacturing. Strong future sales growth is anticipated for the WaferSense/ReticleSense portfolio.

The selling cycle of the recently introduced CyberGage360 3D Scanning System remains lengthy as many potential customers are continuing to evaluate the potential impact of this disruptive new inspection technology on their product workflows. Consistent with previous statements regarding the outlook for nominal CyberGage sales in the second quarter, one system was sold in this period. However, sales activity is picking up as an order for two systems was received in July, and the company anticipates several more as the quarter progresses. Later this year, a second CyberGage system will be introduced that offers greater resolution within a smaller working envelope. The current version of CyberGage will continue to be marketed for larger parts. Based upon positive customer feedback, the company remains confident that CyberGage should become an important contributor to CyberOptics’ long-term sales growth.

Kulkarni said: “CyberOptics ended the second quarter with a backlog of $7.3 million, the majority of which is scheduled to ship in the third quarter. Including other anticipated orders, we are forecasting sales of $13 to $15 million for the third quarter of 2017. Our guidance for this period does not include the pending orders of approximately $3.0 million for SQ3000 systems, which we expect to receive in the third quarter. Although it is possible that revenue from these orders could be recognized in the third quarter, given implementation schedules and the time required to obtain customer acceptances, revenues from these pending orders would most likely be recognized in the fourth quarter. Our ability to post improved year-over-year sales growth is dependent upon timely receipt of customer orders and acceptances for SQ3000 systems. Despite this near-term timing issue, we remain very optimistic about CyberOptics’ future, given the growing acceptance of our suite of MRS-enabled and WaferSense/ReticleSense products, the outlook for mid-end semiconductor inspection, and for gradually growing CyberGage sales.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-352-6803 prior to the start of the call by providing the conference ID: 6478660. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 6478660 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$16,409	$18,631	$28,329	$37,745
Cost of revenue	8,676	10,486	15,198	21,656
Gross margin	7,733	8,145	13,131	16,089
Research and development expenses	1,995	2,110	3,945	4,140
Selling, general and administrative expenses	4,058	4,031	8,028	7,537
Amortization of intangibles	18	17	35	34
Income from operations	1,662	1,987	1,123	4,378
Interest income and other	(28)	98	(116)	13
Income before income taxes	1,634	2,085	1,007	4,391
Provision for income taxes	539	44	126	87
Net income	$1,095	$2,041	$881	$4,304
Net income per share - Basic	$0.16	$0.30	$0.13	$0.63
Net income per share - Diluted	$0.15	$0.29	$0.12	$0.62
Weighted average shares outstanding - Basic	6,944	6,803	6,928	6,790
Weighted average shares outstanding - Diluted	7,253	7,051	7,083	6,943

Condensed Consolidated Balance Sheets
			June 30, 2017	Dec. 31, 2016
			(Unaudited)
Assets
Cash and cash equivalents			$7,233	$10,640
Marketable securities			6,143	6,493
Accounts receivable, net			13,759	10,895
Inventories			16,186	11,531
Other current assets			1,644	1,535
Total current assets			44,965	41,094

Marketable securities			9,312	8,728
Intangible and other assets, net			1,790	1,804
Fixed assets, net			2,339	2,438
Other assets			200	193
Deferred tax assets			5,389	5,323
Total assets			$63,995	$59,580

Liabilities and Stockholders’ Equity
Accounts payable			$9,580	$6,217
Accrued expenses			3,012	4,084
Total current liabilities			12,592	10,301

Other liabilities			306	381
Total liabilities			12,898	10,682

Total stockholders’ equity			51,097	48,898
Total liabilities and stockholders’ equity			$63,995	$59,580